Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 23, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unigene Laboratories, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 83 Fulton Street, Boonton, New Jersey 07005 on June 23, 1999, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

     1.   To elect directors of the Company;

     2.   To approve the adoption of the Company's  Directors Stock Option Plan;

     3.   To ratify the appointment of KPMG LLP as auditors of the Company; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on May 3, 1999, as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1998 is sent to you along with the Proxy Statement.

     To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.
                                              By Order of the Board of Directors

                                              /s/ RONALD S. LEVY
                                              ----------------------------------
                                              RONALD S. LEVY
                                              Secretary

May 14, 1999

                                    Unigene

                           Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unigene Laboratories, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 83 Fulton Street, Boonton, New Jersey 07005, on June 23, 1999, at 11:00 A.M., Eastern Daylight Time.
     You are requested to complete, date and sign the accompanying form of proxy and return it to the Company in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Company bearing a later date than the date on the proxy, provided such notice is received by the Company prior to the start of the meeting. Any stockholder attending the meeting may vote in person whether or not he or she has previously submitted a proxy. Where instructions are indicated, a duly executed proxy will be voted in accordance with such instructions. Where no instructions are indicated, a duly executed proxy will be voted for each of the director nominees named herein and in favor of each of the proposals set forth in the attached Notice.
     The Board of Directors has fixed the close of business on May 3, 1999, as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of the Record Date, the outstanding shares of the Company entitled to vote were 40,122,421 shares of common stock, par value $.01 per share ("Common Stock"), the holders of which are entitled to one vote per share.
     A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the approval of the adoption of the Company's Directors Stock Option Plan and for the ratification of the appointment of KPMG LLP as auditors of the Company. For matters that require for adoption the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a no vote, whereas broker non-votes are considered shares not present and entitled to vote and, therefore, have no impact on the outcome of the vote.
     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being mailed to the stockholders on or about May 14, 1999. A copy of the Company's Annual Report for the year ended December 31,1998, is also enclosed.

                                  PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 3, 1999, concerning the persons who are known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock, other than persons who are identified under the heading "Security Ownership of Management".

      Name and Address of                 Amount of Beneficial               Percentage of
         Beneficial Owner                       Ownership                 Outstanding Shares
         ----------------                       ---------                 ------------------
      The Tail Wind Fund, Ltd. (1)             3,151,720                         7.4%
      Windermere House
      404 East Bay Street
      P.O. Box SS-5539
      Nassau, Bahamas

      Loews Corporation (2)                     3,000,000                        7.3%
      CNA Plaza
      Chicago, IL 60685

----------
(1) Tail Wind is the holder of 5% Convertible Debentures that are convertible into Common Stock and Warrants to purchase Common Stock at a floating conversion price that is tied to the market price of the Common Stock. The amount and percentage of shares shown as beneficially owned includes 462,605 shares of Common Stock; 26,620 shares of Common Stock issuable upon the exercise of Warrants; and 2,662,495 shares of Common Stock issuable upon (a) conversion of 5% Convertible Debentures in the principal amount of $1,800,000 and (b) exercise of Warrants issuable upon conversion of the Debentures, which 2,662,495 shares is the maximum number issuable within the next 60 days under the terms of the Debentures. Tail Wind has reported that it has sole voting power and sole dispositive power with respect to such shares.

(2) Based on information furnished by Loews Corporation in a Schedule 13G, dated March 4, 1997, filed with the Securities and Exchange Commission in which it reports that the securities, which consist of 2,000,000 shares of Common Stock and warrants to purchase 1,000,000 shares of Common Stock, are owned by Continental Casualty Company, which is owned by CNA Financial Corp., a company in which Loews Corporation has an 84% equity interest. Loews reports that it has sole voting power and sole dispositive power with respect to such shares.

SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth information as of May 3, 1999, concerning the beneficial ownership of Common Stock by each director of the Company, each executive officer of the Company listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

                 Name of                                     Amount and Nature of                     Percent of
            Beneficial Owner                               Beneficial Ownership (1)                      Class
            ----------------                               ------------------------                      -----
            Warren P. Levy                                        1,980,545 (2)                           5.0%
            Ronald S. Levy                                        1,995,545 (2)                           5.0%
            Jay Levy                                                523,095                               1.3%
            Robert F. Hendrickson                                    35,000 (3)                           0.1%
            Allen Bloom                                              11,000 (4)                            --
            Robert G. Ruark                                          30,000 (5)                           0.1%
            Officers and Directors
              as a Group (7 persons)                              4,641,845 (2) (6)                      11.5%

----------
(1) Unless otherwise noted, each person or group has reported sole voting and sole dispositive power with respect to securities shown as beneficially owned by him.

(2) Includes 200,000 shares of Common Stock held in a family trust over on which Warren P. Levy and Ronald S. Levy in their capacity as trustees share voting and dispositive power.

(3) Includes 20,000 shares of Common Stock that Mr. Hendrickson has the right to acquire pursuant to stock options, which are exercisable immediately.

(4) Includes 10,000 shares of Common Stock that Mr. Bloom has the right to acquire pursuant to stock options which are exercisable immediately.

(5) Consists solely of shares of Common Stock that Mr. Ruark has the right to acquire pursuant to stock options which are exercisable immediately. Mr. Ruark, a director of the Company, is retiring from the Board prior to the 1999 stockholders' meeting.

(6) Includes an aggregate of 302,000 shares of Common Stock that such persons have the right to acquire pursuant to stock options, which are exercisable immediately.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Five directors of the Company are to be elected at the Annual Meeting. The directors will serve until the Annual Meeting of Stockholders to be held in 2000, and until their respective successors shall have been elected and qualified.
     Each of the persons named below is currently a director of the Company and each was elected as a director at the Company's Annual Meeting of Stockholders in 1998. The Board of Directors of the Company has no reason to believe that any of the nominees will be unavailable for election as a director. However, should any of them become unwilling or unable to accept nomination for election, the individuals named in the enclosed proxy will vote for the election of a substitute nominee selected by the Board of Directors or, if no such person is nominated, the Board of Directors will reduce the number of Directors to be elected.
     The following table sets forth certain information with respect to the five nominees.

                                                                                                  Served
                                                                                               Continuously
              Name                                                    Age                    as Director Since
              ----                                                    ---                    -----------------
              Warren P. Levy (1)                                      47                           1980
              Ronald S. Levy (1)                                      50                           1980
              Jay Levy (1)                                            75                           1980
              Allen Bloom                                             55                           1998
              Robert F. Hendrickson                                   66                           1997

----------

(1) Dr. Warren P. Levy and Dr. Ronald S. Levy are brothers and are the sons of Mr. Jay Levy.

     Dr. Warren P. Levy, a founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its formation in November 1980. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor's degree in chemistry from the Massachusetts Institute of Technology.

     Dr. Ronald S. Levy, a founder of the Company, has served as Director of the Company since its formation in November 1980, as Executive Vice President since April 1999 and as Secretary since May 1986. From November 1980 through March 1999, he served as Vice President of the Company. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor's degree in chemistry from Rutgers University.

     Mr. Jay Levy, a founder of the Company, has served as Chairman of the Board of Directors and Treasurer of the Company since its formation in November 1980. Mr. Levy is a part-time employee of the Company and devotes approximately 15% of his time to the Company. From 1985 through February 1991, he served as the principal financial advisor to the Estate of Nathan Cummings and its principal beneficiary, The Nathan Cummings Foundation, Inc., a large charitable foundation. For the seventeen years prior thereto, he performed similar services for the late Nathan Cummings, a noted industrialist and philanthropist.

     Dr. Allen Bloom, a patent attorney, has been a partner in Dechert Price & Rhoads, a law firm, for the past five years where he established and heads the patent practice group which focuses on biotechnology, pharmaceuticals and medical devices. For the nine years prior thereto, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included patent, regulatory and licensing activities. Dr. Bloom holds a Ph.D. in organic chemistry from Iowa State University.

     Mr. Robert F. Hendrickson was Senior Vice President, Manufacturing and Technology, for Merck & Co., Inc., an international pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a management consultant with a number of biotechnology and pharmaceutical companies among his clients. He is currently a director of Envirogen, Inc. an environmental biotechnology company, and a director of Cytogen, Inc. and The Liposome Co., Inc., both of which are biotechnology companies.

BOARD OF DIRECTORS AND COMMITTEES
     During 1998, there were five meetings of the Board of Directors.
     Several important functions of the Board of Directors may be performed by committees that are comprised of members of the Board of Directors. The Company's By-laws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board has four standing committees: an Audit Committee, a Compensation Committee, a Stock Option Committee for the employee stock option plans and a Stock Option Committee for the directors stock option plan.
     The responsibilities of the Audit Committee include (i) annually to recommend a firm of independent public accountants to the Board of Directors to act as auditors of the Company; (ii) review the scope of the annual audit with the auditors in advance of the audit, (iii) review the results of the audit and the adequacy of the Company's accounting, financial and operating controls; (iv) review the Company's accounting and reporting principles, policies and practices; and (v) approval of fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Messrs. Jay Levy, Allen Bloom and Robert Hendrickson. The Audit Committee held one meeting during 1998.
     The responsibilities of the Compensation Committee include (i) review and approval of the compensation (including salaries and bonuses) of the Company's officers; (ii) overseeing the administration of the Company's 401(k) Plan; (iii) review and approve general benefits and compensation strategies; and (iv) preparation or approval of the Compensation Committee report included in the Company's proxy statement. The current members of the Compensation Committee are Messrs. Jay Levy, Allen Bloom and Robert Hendrickson. The Compensation Committee was established in December 1998 and held no meetings during 1998.
     Subject to the limitations set forth in the plans, the Stock Option Committee for the employee stock option plans (i) selects the employees to be granted options; (ii) fixes the number of shares to be covered by the options granted; and (iii) determines the exercise price and other terms and conditions of each option. The current members of the Committee are Allen Bloom and Robert Hendrickson. There were no meetings held by this Committee during 1998.
     Subject to the limitations set forth in the plan, the Stock Option Committee for the directors stock option plan interprets the plan and makes all determinations necessary for the plan's administration. The current members of the Committee are Jay Levy, Warren Levy and Ronald Levy. There were no meetings held by this committee during 1998.

     Directors who are neither employees nor consultants on retainer receive a fee of $1,000 for each Board meeting attended. Mr. Robert G. Ruark, Mr. Robert
F. Hendrickson and Dr. Allen Bloom were the directors who received such fees in 1998. Board members do not earn additional compensation for service on a committee.

     Under the 1994 Outside Directors Stock Option Plan, each person who was an outside director at the time of the adoption of the Plan was granted, and each person who subsequently is elected as an outside director is granted, a ten-year option to purchase 30,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of the grant. The options vest in equal increments over the three-year period following the grant. If the recipient's service as a director terminates, the option will expire three (3) months after the date of such termination. Messrs. Hendrickson and Bloom each have received under the Plan grants of options to purchase 30,000 shares. A new stock option plan for directors to replace the Plan is being submitted to a vote of stockholders at the Annual Meeting. See "Approval of Adoption of the Directors Stock Option Plan".

REPORT OF THE BOARD OF DIRECTORS ON 1998 EXECUTIVE COMPENSATION

     The entire Board of Directors was responsible for determining the 1998 compensation of the three executive officers of the Company. This Report describes the policies and other considerations used by the Board in establishing such compensation.
     The members of the Board are familiar with various forms and types of remuneration from reports of other public corporations and their own business experience.
     The Board has determined that, because the Company was still in a research and preproduction phase in 1998, compensation for 1998 for executive officers could not be related primarily to the performance of the Company's stock or to the annual profit performance of the Company. A primary consideration for the compensation of an executive officer of the Company is his leadership effort in the development of proprietary products and processes, and in planning for future growth and profitability. Other significant factors considered by the Board of Directors in determining executive officers' compensation were salaries paid by other public companies in the health-care related biotechnology field to comparable officers, the duties and responsibilities of the executive officers in the past and as projected, their past performance and commitment to the Company, and incentives for future performance although no specific weighting was allocated to any of these considerations. The executive officers were also consulted with respect to their compensation and their plans for compensation for other personnel in order to coordinate all compensation policies of the Company.
     The Board of  Directors  determined  that no  bonuses  or salary  increases should be paid to executive officers in 1998, primarily on the basis of the Company's losses and the projected expenses and cash flow required for the further development of the Company's oral calcitonin product as well as the regulatory expenses for the Company's injectable form of calcitonin.
     The Board also determined that no stock options be awarded to executive officers for 1998, at the request of such executive officers.
     The compensation for the Chief Executive Officer for 1998 was based on the same policies and considerations set forth above for executive officers generally.
                              Warren P. Levy          Robert F. Hendrickson
                              Ronald S. Levy          Robert G. Ruark
                              Jay Levy                Allen Bloom

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Executive compensation for 1998 was determined by the Board of Directors of the Company consisting of Messrs. Warren P. Levy, Ronald S. Levy, Jay Levy, Robert F. Hendrickson, Robert G. Ruark, and Allen Bloom.
     Three of the six member Board of Directors, Warren P. Levy, Ronald S. Levy and Jay Levy, are executive officers of the Company. Jay Levy is the father of Warren and Ronald Levy.
     During 1995, Warren P. Levy, Ronald S. Levy, Jay Levy, and another family member loaned a total of $1,905,000 to the Company, of which $1,850,000 was secured by secondary liens on the Fairfield plant and equipment and the Boonton manufacturing equipment. The notes bear interest at the Merrill Lynch Margin Loan Rate plus .25% (8.125% at April 1, 1999). A total of $440,000 in principal repayments was made during 1996. In 1997, an aggregate of $200,000 in principal amount was converted into 57,200 shares of Common Stock. In 1998, an aggregate of $225,000 in principal amount of these loans was converted into 163,635 shares of Common Stock, leaving an outstanding balance of $1,040,000 at December 31, 1998. In each case, such conversions were at a price slightly higher than the then market price of the Common Stock. No interest has been paid to date on the loans. As of December 31, 1998, accrued interest totalled $493,515.



EXECUTIVE COMPENSATION

     The following table sets forth, for the years 1998, 1997 and 1996, compensation paid to the Chief Executive Officer of the Company and to each other executive officer whose compensation in 1998 exceeded $100,000, for services rendered by such executive officers in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation               Long Term Compensation               Compensation(1)
                                      -------------------               ----------------------               ---------------
                                                                               Awards             Payouts
                                                                        ----------------------    -------
                                                             Other      Restricted
Name and                                                    Annual         Stock     Options/       LTIP
Principal Position        Year      Salary       Bonus   Compensation      Award       SARs       Payouts
------------------        ----      ------       -----   ------------   ----------   --------     -------
Warren P. Levy,           1998      $146,231     $-0-        $-0-          $-0-        $-0-         $-0-         $13,830
  President, Chief        1997       145,549      -0-         -0-           -0-         -0-          -0-          13,810
  Executive Officer       1996       145,454      -0-         -0-           -0-         -0-          -0-          13,806
  and Director
Dr. Ronald S. Levy,       1998       141,618      -0-         -0-           -0-         -0-          -0-          16,792
  Executive Vice          1997       140,895      -0-         -0-           -0-         -0-          -0-          16,756
  President and           1996       140,889      -0-         -0-           -0-         -0-          -0-          16,746
  Director

----------
(1) Represents premium paid by the Company on executive split-dollar life insurance.

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock to the cumulative total return of the NASDAQ Market Index and of a peer group index determined by Standard Industrial Classification (SIC) code.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

[ GRAPHIC PLOTTED TO POINTS IN CHART BELOW]

                               FISCAL YEAR ENDING
COMPANY/INDEX/ MARKET         12/31/1993     12/31/1994     12/31/1995          12/31/1996     12/31/1997     12/31/1998

Unigene Laboratories, Inc.         100.00         95.00       52.50             81.25              105.00       47.50
Commercial Physical Research       100.00         67.12      130.29            115.90              132.20       145.12
NASDAQ Market Index                100.00        104.99      136.18            169.23              207.00       291.96

                    Assumes $100 Invested on January 1, 1994
                          Assumes Dividends Reinvested
                        Fiscal Years Ending December 31.

The industry index chosen was:
SIC Code 8731 - Commercial Physical & Biological Research

The Broad Market index chosen was:
NASDAQ Market Index

The current composition of the industry index is as follows:

Abiomed Inc.                              Ecogen Inc.                              Neopharm Inc
AC Nielsen Corp.                          Ecoscience Corp.                         Neose Technologies Inc.
Affymetrix Inc.                           Electronic Designs Inc.                  Neotherapeutics Inc
Agritope Inc.                             Electrosource Inc..                      Neurocrine Biosciences
Aura Systems Inc.                         Energy Biosystems Corp.                  Ophidian Pharmaceuticals
Aurora Biosciences Corp.                  Energy Conversn Devices                  Organogenesis Inc
Bioreliance Corp.                         Excel Technology Inc                     Pacific Biometrics Inc.
Cadus Pharmaceutical CP                   Gene Logic Inc.                          Parexel Internat CP.
Catalytica Inc.                           Genset ADR                               Pharmaceutical Prod. Dev.
Celgene Corp.                             Illinois Superconductor                  Pharmacopeia Inc.
Cocensys Inc.                             Incyte Pharmaceuticals                   Polymer Research of Amer.
Collaborative Clin. Res.                  Innerdyne Inc.                           Protein Polymer Tech.
Collateral Therapeutics                   Integrated Process Equip.                Quest Diagnostics Inc.
Combichem Inc.                            Irvine Sensors Corp.                     Quintiles Transnational
Commonwealth Biotech Inc.                 Kendle Internat Inc.                     Research Frontiers Inc..
Conductus Inc.                            KFX Inc.                                 Ribogene Inc..
Covance Inc.                              Kopin Corp.                              Satcon Technology Corp.
Cree Research Inc.                        Krug Internat Corp.                      Spire Corp.
Curagen Corp.                             Lifecell Corporation                     Summit Technology Inc.
CV Therapeutics Inc.                      Liposome Co. Inc..                       Superconductor Tech.
Depomed Inc.                              Megabios Corp.                           Synaptic Pharmaceutical
                                          Myriad Genetics Inc.                     Valence Technology Inc.
                                                                                   Xenova GR PLC ADS
                                                                                   XXSYS Technologies Inc.

                                   PROPOSAL 2
             APPROVAL OF ADOPTION OF THE DIRECTORS STOCK OPTION PLAN

     The Board of Directors is submitting to stockholders for approval at the 1999 Annual Meeting a proposal to adopt a Directors Stock Option Plan (the "New Plan") to replace the 1994 Outside Directors Stock Option Plan (the "1994 Plan").
BACKGROUND
     The 1994 Plan was approved by stockholders at the Company's 1994 Annual Meeting. The 1994 Plan provides for a one-time grant of an option to purchase 30,000 shares of Common Stock (i) to each outside director who was a member on the Board of Directors at the time of the adoption of the 1994 Plan and (ii) to each person who subsequently becomes an outside director at the time of their first election to the Board. However, there is no provision in the 1994 Plan for the granting of any additional options to outside directors after the initial grant. The Company feels that it is in the best interests of the Company, as well as its stockholders, to be able to issue additional options to outside directors. The Company believes that this would provide additional incentives to current directors, and would also enhance the Company's ability to attract new directors of quality and experience.

TERMS OF THE NEW PLAN

     The following is a summary of the material terms of the New Plan. This summary is qualified in its entirety by reference to the text of the New Plan, which is included as Attachment A to this Proxy Statement.
     Eligibility. Only directors who are not employees of the Company are eligible to participate in the New Plan ("non-employee directors").

     Awards. After the effective date of the New Plan (which is the day on which stockholders' approval is obtained), each person elected to the Board who is not an employee will receive, on the date of his initial election, an option to purchase 21,000 shares of Common Stock (an "Initial Option"). On May 1st of each year, commencing May 1, 1999, each non-employee director will receive an option to purchase 10,000 shares of Common Stock if he has served as a non-employee director for at least six months prior to the May 1st grant (an "Additional Option").
     Term. Each option granted under the New Plan will have a ten-year term. Exercise Price. The exercise price of each option will be equal to the market price of the Common Stock on the date of the grant.
     Vesting. Each Initial Option will vest in equal installments of 1/3 over a period of three years, commencing on the date of the grant. Each Additional Option will vest in its entirety on the first anniversary of the grant.
     Exercise of Options. All options will become exercisable upon the vesting thereof, and shall remain exercisable for the remaining term of the option, unless the director's service as a non-employee director terminates prior to the expiration of the term. If the grantee's service as a director terminates prior to the expiration of the option, the options will remain exercisable for a 90-day period following termination of service, except (i) if a non-employee director resigns due to disability, the options will remain exercisable for 180 days following termination, and (ii) if a non-employee director dies while serving as a director, or within 90 days following termination of service (180 days in the case of disability), the options will remain exercisable for 180 days following the person's death. After such period, the options will terminate and cease to be exercisable.
     Administration. The New Plan will be administered by a committee appointed by the Board of Directors consisting of directors who are not eligible to participate in the New Plan (the "Committee").
     Number of Shares Available for Issuance. A total of 350,000 shares of Common Stock will be reserved for issuance under the Plan.

AWARDS UNDER THE NEW PLAN
     The stock option  holdings  (consisting  entirely of a grant under the 1994
Plan) of the current outside directors who are standing for re-election, as well as the vesting schedule, are as follows:

                                                                                  Vesting Schedule
                                                                                  ----------------
                                     Total Number     Exercise      Through
                                       of Shares        Price        1998         1999        2000       2001
                                        ------         ------       ------       ------     ------      ------

              Allen Bloom               30,000          $2.75           --       10,000     10,000      10,000
              Robert Hendrickson        30,000          $2.81       10,000       10,000     10,000          --
                                        ------                      ------       ------     ------      ------

              Totals                    60,000                      10,000       20,000     20,000      10,000
                                        ======                      ======       ======     ======      ======

     The last sale price of the Common Stock on April 30, 1999, as reported by Nasdaq, was $.75 per share.
     If the Plan is approved by the stockholders, the 1994 Plan will be terminated, except for options currently outstanding. The current non-employee directors will not receive an Initial Option under the New Plan. However, they will each receive Additional Options to purchase 10,000 shares of Common Stock effective as of May 1, 1999, and on each anniversary thereafter.
     The following table summarizes the stock option grants that would be made under the New Plan assuming that it is approved at the 1999 Annual Meeting. The exercise price of the options will be equal to the market price of the Common Stock on May 1, 1999.

                                New Plan Benefits

                                                      Number of Shares
              Name                              Underlying Additional Options
              ----                              -----------------------------
              Allen Bloom                                  10,000
              Robert Hendrickson                           10,000

FEDERAL INCOME TAX CONSEQUENCES
     All options granted under the New Plan will be non-qualified stock options. In general, a holder will not recognize income when an option is granted.
When a holder exercises an option, the holder generally will recognize ordinary income equal to the excess of the fair market value (as of the exercise date) of the shares of Common Stock purchased over the exercise price. The holder's tax basis in the shares generally will be the sum of the amount that the holder pays for the shares and the ordinary income that the holder recognizes as income as a result of exercising the option. Accordingly, the tax basis of the shares generally will equal the fair market value of the shares on the date when the holder exercises the option.

     The Committee may permit a holder to surrender shares of Common Stock in payment of the exercise price under an option. To the extent that the holder receives shares that are equal in number to the shares that the holder surrenders, the holder's tax basis in the shares that he receives will equal his tax basis in the surrendered shares. To the extent that the holder receives shares in excess of the number of shares that the holder surrenders, the holder will recognize ordinary income, at the time of exercise, equal to the fair market value of the additional shares reduced by any cash that the holder pays as part of the exercise price. The holder's tax basis in the additional shares will be the sum of the amount that the holder recognizes as ordinary income and any cash that the holder pays as part of the exercise price.
     If a holder disposes of shares acquired by the exercise of an option, the holder will recognize gain (or loss) in the year of the disposition. The gain (or loss) will equal the difference between any amount that the holder realizes on the disposition and the holder's tax basis in the shares.
     The Company generally will be entitled to a tax deduction in an amount equal to the ordinary income recognized by a holder, provided that the amount qualifies as an ordinary and necessary business expense. The Company will be entitled to claim the deduction in the same year in which the holder recognizes ordinary income.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the adoption of the New Plan. The Board of Directors recommends a vote FOR approval of the New Plan.

                                   PROPOSAL 3
             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP, independent public accountants, to serve as the Company's independent auditors for the fiscal year commencing January 1, 1999. Although not required by the Company's Certificate of Incorporation or By-Laws, the Board of Directors is submitting to a vote of the stockholders a proposal to ratify the appointment of KPMG LLP. KPMG LLP served as the independent auditors for the Company for the year ended December 31, 1998. A representative of the firm will be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement, if such representative desires to do so.
     Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP. OTHER MATTERS
     The Board of Directors of the Company does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies received in accordance with their judgment on such matters.
PROPOSALS BY STOCKHOLDERS
     Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company on or before January 15, 2000, in order to be considered for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this proxy statement, the persons named as proxies in the Company's proxy material for the 2000 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxyholders intend to exercise their discretionary voting authority. SOLICITATION OF PROXIES
     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed form of proxy will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telefax. The Company has retained Regan & Associates, Inc. to aid in the solicitation of proxies, for which such firm will be paid a fee of $4,500, plus reimbursable expenses.

                                              By Order of the Board of Directors

                                              RONALD S. LEVY
                                              Secretary
Fairfield, New Jersey
May 14, 1999

                                                                    Attachment A

                           UNIGENE LABORATORIES, INC.
                           DIRECTORS STOCK OPTION PLAN
1.   Purpose of the Plan.

     The purpose of the Directors Stock Option Plan of Unigene Laboratories, Inc., is to promote the interests of the Company by enhancing the Company's ability to attract and retain as non-employee directors persons of experience and ability, and to encourage the highest level of non-employee director performance by providing such directors with a proprietary interest in the Company's growth and financial success.

2. Definitions.

     (a)  "Board" means the Board of Directors of the Company.
     (b) "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
     (c) "Committee" means a committee consisting of members of the Board who shall be appointed by the Board from time to time, none of whom shall be eligible to participate in the Plan. Members of the Committee shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.
     (d) "Common  Stock"  means the $.01 par value  common stock of the Company.
     (e) "Company"  means Unigene  Laboratories,  Inc.
     (f)  "Date of Grant" means the date of grant of an Option.
     (g) "Election Date" means the day of the initial election or appointment to the Board (whether by the stockholders of the Company or the Board) of a Non-employee Director.
     (h) "Non-employee Director" means a member of the Board who is not an Employee at the time that a grant of an Option is made to such person under the terms of the Plan.
     (i) "Employee" means any full-time employee of the Company, or any present or future parent or subsidiary of the Company.
     (j) "Fair Market Value" means the last sale price of Common Stock immediately prior to the close of business on the date Fair Market Value is to be determined as reported by the Nasdaq Stock Market, or, if the Common Stock is not subject to last sale reporting, the average of the bid and asked quotations as reported by the Nasdaq Stock Market at the close of business on such date. If no such last sale report or quotations are available on such date, such determination shall be made as of the next preceding date on which a last sale report or quotations were available.
     (k) "1994 Plan" means the 1994 Outside Directors Stock Option Plan of the Company.
     (l) "Option" means a right granted to purchase Common Stock under the Plan.
     (m)  "Participant" means a Non-employee Director who holds an Option.
     (n) "Plan" means the Directors Stock Option Plan of the Company as set forth herein and as it may be amended from time to time.

3.   Shares of Common Stock Eligible for Issuance Under the Plan.

     (a) Subject to the provisions of Section 7, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to exercise of Options under the Plan shall not exceed 350,000 shares. Such shares may be either authorized but unissued shares or treasury shares.
     (b) In the event that an Option previously granted shall for any reason expire or be terminated without being exercised in whole or in part, the unpurchased shares of Common Stock subject to the Option shall be restored to the total number of shares of Common Stock with respect to which Options may be granted under the Plan.
4.   Administration of the Plan.

     (a) The Plan shall be administered by the Committee, which shall have the sole and complete authority to interpret the Plan and amend and rescind rules and to make all other determinations necessary for the Plan's administration.
     (b)  All  action  taken  by  the  Committee  in  the   administration   and
          interpretation of the Plan shall be final and binding on all concerned.
     (c) The Committee may designate officers or employees of the Company to assist the Committee in the administration of the Plan and to execute documents on behalf of the Committee, and the Committee may delegate to such officers and employees such other ministerial and limited discretion duties as it sees fit.

 5. Eligibility and Awards.

     (a) Only directors of the Company who are Non-employee Directors shall be eligible to participate in the Plan.

     (b)  Options shall be granted under the Plan as follows:

          (i) on the Election Date of a Non-employee Director that occurs on or after the effective date of the Plan, such Non-employee Director shall be granted an Option to purchase 21,000 shares of Common Stock (an "Initial Option");

          (ii) commencing on May 1, 1999, and on each succeeding May 1st thereafter, each Non-employee Director shall be granted an Option to purchase 10,000 shares of Common Stock if such Non-employee Director has served as a Non-employee Director for at least six months prior to each May 1st (an "Additional Option").

     (c) Each Option shall be evidenced by a written instrument that includes such terms and conditions, consistent with the Plan, as the Committee may determine (a "Stock Option Agreement").

 6. Terms and  Conditions  of Options.

     (a) The purchase price of Common Stock under each Option shall be equal to the Fair Market Value of the Common Stock on the Date of Grant.

     (b) Each Option shall expire on the tenth anniversary of its Date of Grant, unless it expires sooner pursuant to the provisions of the Plan or the Stock Option Agreement.

     (c) Each Initial Option shall become exercisable with respect to 7,000 shares on each of the first, second and third anniversaries of its Date of Grant. Each Additional Option shall become exercisable with respect to all 10,000 shares of Common Stock on the first anniversary of its Date of Grant. In no event, however, shall any Option become exercisable with respect to any shares of Common Stock after the Participant ceases to be a director of the Company for any reason.

     (d) Any Option that has not theretofore expired shall terminate 90 days following the termination of the Participant's service as a director of the Company for any reason, and no shares of Common Stock may thereafter be purchased pursuant to such Option, except that:

          (i) Upon the resignation of a Participant as a director due to disability, the Participant may, within a 180-day period after the date of such termination, purchase all or any part of the shares of Common Stock that such Participant was entitled to purchase under such Option on the date of such termination.

          (ii) Upon the death of a Participant while serving as a director or within the 90-day period referred to above, the Participant's estate or the person to whom such Participant's rights under the Option are transferred by will or the laws of descent and distribution may, within a 180-day period after the date of such Participant's death, purchase all or any part of the shares of Common Stock that such Participant was entitled to purchase under such Option on the date of death.

     (e) Upon the exercise of an Option, the purchase price shall be payable in full in cash; provided, however, that the Committee may determine acceptable methods for tendering shares of Common Stock in payment of the exercise price, and may impose such other limitations and prohibitions on the tendering of such shares as it deems appropriate. Any shares so tendered to the Company in payment or partial payment of the purchase price shall be valued at their Fair Market Value on the exercise date.

     (f) No Option shall be exercisable in whole or in part and no certificates representing shares of Common Stock subject to the Option shall be delivered,

          (i) If any requisite approval or consent of any governmental authority having jurisdiction over the exercise of Options shall not have been secured or if the issuance of shares of Common Stock subject to the Option would violate any federal, state or local law, regulation or order;

          (ii) At any time that the Common Stock of the Company is listed on a stock exchange or the Nasdaq Stock Market, if the shares of Common Stock subject to the Option shall not have been effectively listed on such exchange or the Nasdaq Stock Market, unless the Company is advised by its counsel that such listing is not required; or

          (iii)At any time that the Company shall determine that any applicable withholding tax or other withholding obligations have not been satisfied.

7.   Adjustment    Provisions.
     If any subdivision or combination of shares of Common Stock or any stock dividend, capital reorganization or recapitalization occurs after the effective date of the Plan, the Committee shall make such proportionate adjustments as are appropriate in the number of shares of Common Stock that may be issued under
Section 3 and in the purchase price of, and the number of shares underlying, outstanding Options in order to prevent the dilution or enlargement of the rights of each Participant.

8.   Effect of Merger or Other Reorganization.

     If the Company dissolves, sells substantially all of its assets, is acquired in a stock-for-stock or securities exchange, or is a party to a merger, consolidation or other reorganization in which it is not the surviving corporation, then each Option shall be exercisable in full for a period commencing upon the date the action of the stockholders (or of the Board, if stockholder action is not required) is taken to approve the transaction and ending on the date of consummation of such transaction, and upon the expiration of that period all Options and all rights with respect thereto shall automatically terminate; except that, if following such approval no such transaction is consummated, all outstanding Options not exercised during the period will be restored to their original vesting schedule.

9.   General Provisions.

     (a) Nothing in the Plan or in any instrument executed pursuant to the Plan shall confer upon any Participant any right to continue to serve as a director of the Company.

     (b) No shares of Common Stock shall be issued pursuant to the exercise of an Option unless and until all requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges or the Nasdaq Stock Market upon which the Common Stock may be listed, have been fully satisfied. As a condition precedent to the issuance of shares pursuant to the exercise of an Option, the Company may require the Participant to take any reasonable action to meet such requirements.

     (c) No Participant shall be entitled to the rights and privileges of stock ownership relating to any shares of Common Stock underlying an Option granted hereunder until such Option is exercised and the shares are issued.

     (d) Each Option is personal to the grantee, is not transferable by the Participant other than by will or by the laws of descent and distribution or a "qualified domestic relations order" as defined by the Code, and is exercisable, during the Participant's lifetime, only by the Participant or his legal representative.


10.  Amendment and Termination.
     The Board shall have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time; provided that no such amendment, suspension or termination of the Plan shall, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Option previously granted under the Plan.

11.  Effective  Date and Duration of Plan.
     This Plan shall become effective on the date that it is approved by stockholders of the Company at the Company's 1999 Annual Meeting. No Option shall be granted under the Plan after the tenth anniversary of such effective date or, if earlier, the termination of the Plan pursuant to Section 10.

12.  Termination of 1994 Plan.
     On the effective date of the Plan, the 1994 Plan shall terminate, except for currently issued and outstanding options that shall remain outstanding and subject to the terms of the 1994 Plan.

                                REVOCABLE PROXY
                           UNIGENE LABORATORIES, INC.

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE


          PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                                  JUNE 23, 1999

     The undersigned stockholder of Unigene Laboratories, Inc. hereby appoints Warren P. Levy, Ronald S. Levy and Jay Levy, and each of them, as the undersigned's proxies (with the power of substitution), to vote all the shares of Common Stock of Unigene Laboratories, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Unigene Laboratories, Inc. to be held on June 23, 1999 at 11:00 A.M., Eastern Daylight time, and any adjournments thereof, on the following matters:


1. Election of directors                                                 For All
                                    [   ] For   [   ] Withhold    [   ]  Except
   Jay Levy, Ronald S. Levy,
   Warren P. Levy, Robert F. Hendrickson
   and Allen Bloom.

INSTRUCTION:To withhold authority to vote for any individual nominee, mark "For All Except"and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

2.   Approval of the adoption of the Company's Directors Stock Option Plan.

               [   ] For      [   ] Against      [   ] Abstain

3. Ratification of the appointment of KPMG LLP as independent auditors of the Company.

               [   ] For      [   ] Against      [   ] Abstain

4. In their discretion in the transaction of any other business that may properly come before such meeting.

The undersigned hereby revokes any proxy heretofore given.

     Please sign exactly as your name appears on this card. If stock is registered in the names of two or more joint owners or trustees, each joint owner or trustee should sign this proxy. When signing as an executor, administrator, trustee, guardian, agent or attorney, please give your full title as such.
                         Please be sure to sign and date
                          this Proxy in the box below.

                   ________________________________________
                                    Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


    Detach above card, sign, date and mail in postage paid envelope provided.

                           UNIGENE LABORATORIES, INC.
--------------------------------------------------------------------------------
  This proxy will be voted in accordance with instructions specified above, but in the absence of any instructions will be voted "FOR" Items 1, 2 and 3. If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion.

  The Board of Directors recommends a vote FOR Items 1, 2 and 3 noted above.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY